Exhibit 99.1
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Investor Relations
https://ir.cedarfair.com	Michael Russell, 419.627.2233

CEDAR FAIR REPORTS 2021 FIRST QUARTER RESULTS
•All U.S. properties scheduled to reopen in May
•Business optimization initiative projected to drive superior results and enhanced value in the business
•First-quarter cash burn better than expected
SANDUSKY, Ohio (May 5, 2021) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for its first quarter ended March 28, 2021.
“In our business, few things are more exciting and rewarding than reopening our parks each year for another FUN-filled season,” said Cedar Fair President and CEO Richard A. Zimmerman. “We are pleased that all of our U.S. properties are ready to reopen in May, and we can’t wait to welcome back our guests, including our loyal season pass holders, many of whom may be returning for the first time since 2019. We anticipate strong pent-up demand for close-to-home, outdoor entertainment, and are committed to resuming normal park operations as quickly as possible so friends and families can enjoy our unique brand of large-scale entertainment.
“As always, the safety and welfare of our guests and associates is our highest priority,” added Zimmerman.
“In addition to preparing for the 2021 season, our team remains focused on long-term value creation,” continued Zimmerman. “Over the course of the past year, we have been taking actions to transform our business into a more efficient, consumer-focused, and profitable company. Combined with the strategic initiatives we began to implement several years ago to broaden and enhance the guest experience, we expect our business optimization program will help drive superior results and enhanced value in the business for both our guests and our investors.”

First Quarter 2021 Results
While the COVID-19 pandemic had a material impact on the Company’s 2021 first quarter results, as previously announced the Company has established a 2021 operating strategy designed to maximize results for its seasonally weighted second half.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2021 FIRST QUARTER
May 5, 2021

In response to the spread of the coronavirus, and in compliance with California mandates, full park operations at Knott’s Berry Farm, Cedar Fair’s only year-round park, remained suspended in the first quarter, with the park limited to hosting a culinary festival beginning in early March. Results from the culinary festival are reflected as out-of-park revenues and are not included in the Company’s attendance or in-park per capita spending data.
Given the effects of the coronavirus pandemic on park operations, results for the 2021 first quarter are not directly comparable to results for 2020, which included full park operations of Knott’s Berry Farm, as well as abbreviated operations of the two Schlitterbahn water parks prior to the suspension of all park operations beginning on March 14, 2020. In the 2021 first quarter, the Company had zero total operating days, excluding the culinary festival at Knott’s Berry Farm, compared to 90 operating days in the first quarter of 2020.
For the quarter ended March 28, 2021, net revenues totaled $10 million versus $54 million for the first quarter of 2020. The decrease in net revenues was the direct result of a 936,000-visit decrease in attendance and a $2 million decrease in out-of-park revenues due to COVID-19-related park closures and operating calendar changes in the first quarter of 2021.
Because amusement park operations were suspended in the first quarter of 2021, there was no in-park per capita spending for the period. In-park per capita spending was $45.95 for first quarter of 2020, which reflected the COVID-19-related park closures beginning March 14, 2020.
No park operations in the first quarter, combined with cost-saving measures implemented in response to disrupted park operations, led to a decrease in operating costs and expenses in the period. For the first quarter, operating costs and expenses totaled $99 million, compared with $138 million for the first quarter of 2020. During the first quarter of 2021, the Company had no impairment of goodwill and other intangibles, compared to a loss on impairment of goodwill and other intangibles of $88 million during the first quarter of 2020, which was triggered by the anticipated impacts of the COVID-19 pandemic.
Including the items noted above, the Company’s operating loss for the first quarter totaled $92 million, compared with an operating loss of $184 million for the first quarter of 2020, which reflected the $88 million impairment charge. The operating loss in the first quarter of 2021 was the result of the 82% decline in net revenues between years, offset in part by the $39 million decrease in operating costs and expenses.
Interest expense for the first quarter was $44 million, up $17 million from $27 million in the first quarter of 2020, due primarily to incremental interest incurred on the Company’s 2025 senior secured notes issued in April 2020 and its 2028 senior unsecured notes issued in October 2020. The net effect of the Company’s swaps resulted in a $4 million benefit to earnings during the first quarter of 2021, compared with a $20 million charge in the same period a year ago. The difference reflects the change in fair market value movement in the Company’s swap portfolio. During the first quarter, the Company also recognized a $6 million net benefit to earnings for foreign
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2021 FIRST QUARTER
May 5, 2021

currency gains and losses related to its U.S.-dollar denominated Canadian notes, compared with a $34 million net charge to earnings for the first quarter of 2020.
For the first quarter, a benefit for taxes of $16 million was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes, compared to a benefit for taxes of $49 million in the first quarter of 2020. The decrease in benefit for taxes was attributable to the prior period increase in pretax loss from the Company’s corporate subsidiaries, as well as benefits from the Coronavirus Aid, Relief, and Economic Security Act.
After the items above, the Company reported a first quarter net loss of $110 million, or $1.95 per diluted LP unit. This compares to a first quarter 2020 net loss of $216 million, or $3.83 per diluted LP unit. The first quarter 2021 net loss is directly attributable to the impact of COVID-19 on attendance and revenues during the period, offset in part by effective cost management.

Balance Sheet and Liquidity Update
Deferred revenues as of March 28, 2021 totaled $206 million, representing an increase of $12 million, or 6%, compared with deferred revenues as of Dec. 31, 2020. The increase in deferred revenues was driven in large part by the sale of season passes and other all-season products during the quarter, as well as improving booking trends at the Company’s resort properties. At the end of the first quarter, the Company had more than 1.8 million season passes outstanding and valid through the 2021 season or longer at Knott’s Berry Farm.
As of March 28, 2021, the Company had cash on hand of $272 million, compared with a cash balance of $377 million as of Dec. 31, 2020, representing a first-quarter cash burn of approximately $105 million, or $35 million per month, which was better than the Company’s prior guidance of $40 million to $50 million per month. The Company's first-quarter cash flow benefited from improving season pass sales, higher than expected revenues at the Knott's Berry Farm culinary festival and Cedar Point resort properties, and better than projected cost savings. Total liquidity as of March 28, 2021, inclusive of $359 million of undrawn capacity under the Company’s revolving credit facility, was $631 million. Based on this level of liquidity, the Company has concluded it will have sufficient liquidity to satisfy its obligations and remain in compliance with debt covenants at least through the second quarter of 2022.

2021 Outlook
The Company plans to have all of its U.S. properties open and entertaining guests by Memorial Day weekend. Due to unfavorable COVID-19 trends in Ontario, Canada's Wonderland is not expected to open as originally scheduled. The park will remain ready to open as quickly as possible once operating restrictions are lifted by local authorities. In the meantime, park operating expenses, which are being partially offset by government subsidies while operations are disrupted, are being minimized as much as possible.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2021 FIRST QUARTER
May 5, 2021

“Based on recent trends and consumer survey results, coupled with broad vaccination efforts underway across the nation, we anticipate strong pent-up consumer demand for closer-to-home, outdoor entertainment, particularly in the year’s second half,” said Zimmerman. “We are pleased with the early leading indicators we have seen thus far, and our 2021 operating strategy is focused on maximizing performance during our seasonally weighted second half of the year. With our park openings right around the corner, we are once again seeing a lift in season pass sales, which are incremental to the more than 1.8 million active season passes already on the books and valid through the 2021 season.”
Zimmerman added, “We continue our disciplined approach of managing liquidity and the use of cash, with planned 2021 capital investments totaling less than historical levels. Because several of our parks were closed for the 2020 season, and the others were only partially open for special events, we have brand new rides and attractions from last year that have yet to be introduced to and enjoyed by many of our guests. We intend to invest approximately $100 million in our parks during the year, with roughly a third focused on the completion of select unfinished 2020 projects, including renovations at some of our resort properties; another third focused on essential compliance and infrastructure requirements for the current season; and the final third directed at the start of projects planned for the 2022 season.”
If conditions permit, the Company may invest in additional capital projects with compelling returns. Over time, the Company anticipates annual capital expenditures within its core business returning to historical investment levels of between 9-10% of revenues.
Regarding cash burn, the Company anticipates spending approximately $60 million(1) per month during the second quarter of 2021, versus the $35 million spent per month during the first quarter. Included in the higher second-quarter cash burn are projected higher capital investments and incremental operating costs related to preparing the parks to open, as well as the interest payments for four of the Company’s five outstanding note issuances. Excluding interest payments, the Company spent approximately $30 million per month during the first quarter of 2021 and anticipates spending approximately $35 million per month during the second quarter.

Business Optimization Program
The Company has commenced a business optimization program as part of its long-range strategic plan, which is designed to drive growth in the business. Over the next 2-3 years, once fully executed, the Company expects its optimization efforts to generate an incremental $50 million in annual run-rate benefit once the business returns to historical attendance levels under normal operating conditions.
“The pandemic, while enormously challenging, has allowed us to step back and rethink how we approach nearly every aspect of our business,” said Zimmerman. “The outcome of our collective efforts was the development of a business optimization program designed to ensure we continue to evolve to not only meet, but exceed, the expectations of our guests and associates.”
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2021 FIRST QUARTER
May 5, 2021

The business optimization efforts will focus on capturing cost efficiencies and driving incremental revenues through more data-driven decision making, as well as enhancements to the guest experience to meet changing consumer behaviors and preferences. These efforts represent an intentional evolution of the Company’s business approach, which will in part result in the further build-out of shared-service capabilities, freeing the park teams from time consuming administrative responsibilities so they can focus on the key long-term objectives of broadening and enhancing the guest experience.
The Company expects to realize approximately one-third of the business optimization benefits through reductions in fixed costs that are independent of attendance levels. The balance of the benefits is expected to be realized through incremental revenue opportunities and variable cost savings.
Zimmerman concluded, “We are very pleased to emerge from a yearlong period of uncertainty with momentum heading into the 2021 season and our business optimization program in motion. Our team is actively tackling the challenges that come with business model changes of this magnitude, and we are looking forward to building the Cedar Fair of the future.”

Conference Call
As previously announced, the Company will host a conference call with analysts starting at 10 a.m. ET today, May 5, 2021, to further discuss its recent financial performance. Participants on the call will include Cedar Fair President and CEO Richard Zimmerman, Executive Vice President and CFO Brian Witherow and Corporate Director of Investor Relations Michael Russell.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, shortly after the live call’s conclusion.
A replay of the call is also available by phone starting at approximately 1 p.m. ET on Wednesday, May 5, 2021, until 11:59 p.m. ET, Wednesday, May 19, 2021. To access the phone replay, please dial (800) 585-8367 or (416) 621-4642, followed by the Conference ID # 7826739.

About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2021 FIRST QUARTER
May 5, 2021

totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario. The Company also operates an additional theme park in California under a management contract.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs, goals and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct, or that the Company's business optimization and growth strategies will achieve the target results. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks, as well as the Company's business optimization program, and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.
(1) Cash burn estimate includes operating expenses, capital expenditures, income tax obligations, and interest payments, except where otherwise noted. Management has made significant estimates and assumptions to estimate the impact of the COVID-19 pandemic on the business, including financial results in the near and long term. Actual results could differ materially from these estimates.

This news release and prior releases are available under the News tab at http://ir.cedarfair.com
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(financial tables follow)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2021 FIRST QUARTER
May 5, 2021

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(In thousands)

	Three months ended
	March 28, 2021	March 29, 2020
Net revenues:
Admissions	$—	$26,649
Food, merchandise and games	7,246	19,947
Accommodations, extra-charge products and other	2,496	7,039
	9,742	53,635
Costs and expenses:
Cost of food, merchandise, and games revenues	2,306	6,385
Operating expenses	66,154	106,368
Selling, general and administrative	30,350	24,809
Depreciation and amortization	1,453	5,088
Loss on impairment / retirement of fixed assets, net	1,539	6,767
Loss on impairment of goodwill and other intangibles	—	88,181
Gain on sale of investment	(2)	—
	101,800	237,598
Operating loss	(92,058)	(183,963)
Interest expense	44,096	27,219
Net effect of swaps	(3,562)	19,779
Loss on early debt extinguishment	4	—
(Gain) loss on foreign currency	(5,805)	34,202
Other income	(78)	(179)
Loss before taxes	(126,713)	(264,984)
Benefit for taxes	(16,297)	(49,007)
Net loss	(110,416)	(215,977)
Net loss allocated to general partner	(1)	(2)
Net loss allocated to limited partners	$(110,415)	$(215,975)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	March 28, 2021	March 29, 2020
Cash and cash equivalents	$271,730	$26,295
Total assets	$2,627,661	$2,389,483
Long-term debt, including current maturities:
Revolving credit loans	$—	$70,000
Term debt	255,866	722,185
Notes	2,701,615	1,432,601
	$2,957,481	$2,224,786
Total partners' deficit	$(780,610)	$(274,214)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2021 FIRST QUARTER
May 5, 2021

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended
	March 28, 2021	March 29, 2020
Attendance	—	936
In-park per capita spending (1)	$—	$45.95
Out-of-park revenues (1)	$10,147	$12,091
(1)    In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related tolls and parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations. A reconciliation of out-of-park revenues to net revenues for the periods presented is as follows:

	Three months ended
(In thousands)	March 28, 2021	March 29, 2020
In-park revenues	$—	$43,027
Out-of-park revenues	10,147	12,091
Concessionaire remittance	(405)	(1,483)
Net revenues	$9,742	$53,635

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended
	March 28, 2021	March 29, 2020
Net loss	$(110,416)	$(215,977)
Interest expense	44,096	27,219
Interest income	(13)	(348)
Benefit for taxes	(16,297)	(49,007)
Depreciation and amortization	1,453	5,088
EBITDA	(81,177)	(233,025)
Net effect of swaps	(3,562)	19,779
Non-cash foreign currency (gain) loss	(5,804)	34,203
Non-cash equity compensation expense	5,369	(4,794)
Loss on impairment / retirement of fixed assets, net	1,539	6,767
Loss on impairment of goodwill and other intangibles	—	88,181
Other (1)	13	224
Adjusted EBITDA (2)	$(83,622)	$(88,665)

(1)    Consists of certain costs as defined in the Company's Third Amended 2017 Credit Agreement and prior credit agreements. These items are excluded from the calculation of Adjusted EBITDA and have included certain legal expenses and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)    Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Third Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233